Exhibit 99.1

News Release

ON Semiconductor Announces Ticker Symbol Change to “ON”

PHOENIX, Ariz. – March 23, 2015 – ON Semiconductor (Nasdaq: ONNN), driving energy efficient innovations, has announced it will change its NASDAQ trading symbol to “ON” – effective upon the market’s open on April 6, 2015. The company will continue to operate as ON Semiconductor Corporation.

The move to the new symbol, which is more closely tied with the name of the company, is intended to strengthen ON Semiconductor’s brand and is another step towards improving ON Semiconductor’s profile within the investment community.

“The new symbol will help foster a stronger, consistent and more recognizable brand for ON Semiconductor,” said Keith Jackson, president and CEO of ON Semiconductor. “We are excited about the future of the company as we embark on a new phase of growth, improving cash flow and shareholder returns.”

Starting on April 6, 2015, all company information, including stock trading, filings, and market data related to the company, will be reported under the new ticker symbol, “ON.” The CUSIP for company’s common stock will remain unchanged. Outstanding stock certificates are not affected by the symbol change and will not need to be exchanged.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) is driving energy efficient innovations, empowering customers to reduce global energy use. The company offers a comprehensive portfolio of energy-efficient power and signal management, logic, discrete and custom solutions to help design engineers solve their unique design challenges in automotive, communications, computing, consumer, industrial, LED lighting, medical, military/aerospace and power supply applications. ON Semiconductor operates a responsive, reliable, world-class supply chain and quality program, and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

# # #

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

- m o r e -

ON Semiconductor Announces Ticker Symbol Change to “ON”

Additional Information

For additional information, visit the Investors page on ON Semiconductor’s corporate website, http://www.onsemi.com, or reach out to Investor Relations at Investor@onsemi.com.

Contacts

Anne Spitza	Parag Agarwal

Corporate Communications / Media Relations	Vice President Investor Relations
ON Semiconductor	ON Semiconductor
(602) 326-0071	(602) 244-3437
Anne.Spitza@onsemi.com	Investor@onsemi.com

# # #